Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement of Laboratory Corporation of America Holdings on Form S-4 (333-200614) and to the incorporation by reference therein of our reports dated February 27, 2014, with respect to the consolidated financial statements of Covance Inc. and the effectiveness of internal control over financial reporting of Covance Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

MetroPark, New Jersey

January 12, 2015